Exhibit 4(pp)-1

(2000 Series A-Trimble Co.)

COUNTY OF TRIMBLE, KENTUCKY

AND

LOUISVILLE GAS AND ELECTRIC COMPANY

A Kentucky Corporation

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LOAN AGREEMENT IN CONNECTION WITH
POLLUTION CONTROL FACILITIES

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Dated as of August 1, 2000

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NOTICE:	The interest of the County of Trimble, Kentucky, in and to this Loan Agreement has been assigned to The Bank of New York, as Trustee under the Indenture of Trust dated as of July 1, 2000.

LOAN AGREEMENT

TABLE OF CONTENTS
__________________________

(This Table of Contents is for convenience of reference only and is not a part of this Loan Agreement.)

Parties		1
Preambles		1

ARTICLE I
DEFINITIONS

Section 1.01	Use of Defined Terms	4
Section 1.02	Incorporation of Certain Terms by Reference	4
Section 1.03	Additional Definitions	5

ARTICLE II
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1	Representations, Warranties and Covenants by Issuer	6
Section 2.2	Representations, Warranties and Covenants by Company	6

ARTICLE III
COMPLETION AND OWNERSHIP OF PROJECT

Section 3.1	Completion and Equipping of Project	12
Section 3.2	Agreement as to Ownership of Project	12
Section 3.3	Use of Project	12

ARTICLE IV
ISSUANCE OF 2000 SERIES A BONDS; APPLICATION OF PROCEEDS;
COMPANY TO ISSUE FIRST MORTGAGE BONDS

Section 4.1	Agreement to Issue 2000 Series A Bonds;
	Application of 2000 Series A Bond Proceeds	12
Section 4.2	Investment of Bond Fund and Rebate Fund Moneys	12
Section 4.3	Special Arbitrage Certifications	13
Section 4.4	Opinion of Bond Counsel	14
Section 4.5	First Mortgage Bonds	14
Section 4.6	Payment and Discharge of 1990 Series A Bonds	15
Section 4.7	Cross‑Over Date	15

ARTICLE V
PROVISIONS FOR PAYMENT

Section 5.1	Loan Payments and Other Amounts Payable	16
Section 5.2	Payments Assigned	17
Section 5.3	Taxes and Other Governmental Charges	17
Section 5.4	Obligations of Company Unconditional	18
Section 5.5	Rebate Fund	19
Section 5.6	Redemption of the 2000 Series A Bonds in
	Advance of Scheduled Maturity	19
Section 5.7	Cancellation of 2000 Series A Bonds	19

ARTICLE VI
MAINTENANCE; DAMAGE, DESTRUCTION AND CONDEMNATION;
USE OF NET PROCEEDS; INSURANCE

Section 6.1	Maintenance	19
Section 6.2	Insurance	20

ARTICLE VII
SPECIAL COVENANTS

Section 7.1	No Warranty of Condition or Suitability by Issuer	20
Section 7.2	Company to Maintain its Corporate Existence;
	Conditions under Which Exceptions Permitted	20
Section 7.3	Financial Statements	21
Section 7.4	Further Assurances and Corrective Instruments	21
Section 7.5	Issuer Representative	21
Section 7.6	Company Representative	21
Section 7.7	Financing Statements	21
Section 7.8	Company’s Performance Under Indenture	22

ARTICLE VIII
ASSIGNMENT; INDEMNIFICATION; REDEMPTION

Section 8.1	Assignment	22
Section 8.2	Release and Indemnification Covenants	22
Section 8.3	Assignment of Interest in Agreement by Issuer	23
Section 8.4	Redemption of 2000 Series A Bonds	23
Section 8.5	Reference to 2000 Series A Bonds Ineffective after
	2000 Series A Bonds Paid	23

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

Section 9.1	Events of Default Defined	23
Section 9.2	Remedies on Default	25
Section 9.3	No Remedy Exclusive	26
Section 9.4	Agreement to Pay Attorneys’ Fees and Expenses	26
Section 9.5	Waiver of Events of Default	26

ARTICLE X
PREPAYMENT OF LOAN

Section 10.1	Options to Prepay Loan	27
Section 10.2	Additional Option to Prepay Loan	28
Section 10.3	Obligations to Prepay Loan	29
Section 10.4	Notice of Prepayment; Redemption Procedures	30
Section 10.5	Relative Position of this Article and Indenture	31
Section 10.6	Concurrent Discharge of First Mortgage Bonds	31

ARTICLE XI
MISCELLANEOUS

Section 11.1	Term of Agreement	31
Section 11.2	Notices	32
Section 11.3	Binding Effect	32
Section 11.4	Severability	32
Section 11.5	Amounts Remaining in Bond Fund, Rebate Fund and Escrow Fund	32
Section 11.6	Amendments, Changes and Modifications	33
Section 11.7	Execution in Counterparts	33
Section 11.8	Applicable Law	33
Section 11.9	Captions	33
Section 11.10	No Pecuniary Liability of Issuer	33
Section 11.11	Payments Due on Other Than Business Days	34

Signature and Seals		35
Acknowledgments		36

Exhibit A - Description of Project
Exhibit A-1 - Description of 1990 Project

LOAN AGREEMENT IN CONNECTION WITH
POLLUTION CONTROL FACILITIES

            This LOAN AGREEMENT, dated as of August 1, 2000, by and between the COUNTY OF TRIMBLE, KENTUCKY, a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and LOUISVILLE GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of Kentucky;

W I T N E S S E T H:

WHEREAS, the County of Trimble, Kentucky (“Issuer”), is a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky, and pursuant to the provisions of Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes (the “Act”), Issuer has the power to enter into the transactions contemplated by this Loan Agreement and to carry out its obligations hereunder; and

WHEREAS, Issuer is authorized pursuant to the Act to issue negotiable bonds and lend the proceeds from the sale of such bonds to a utility company to finance the acquisition and construction of “pollution control facilities” as defined by the Act (“Pollution Control Facilities”) for the abatement and control of air and water pollution and to abate solid waste and to refund bonds which were previously issued for such purposes; and

WHEREAS, Issuer is further authorized pursuant to the Act to enter into a loan agreement, which may include such provisions as Issuer shall deem appropriate to effect the securing of a financing or refinancing undertaken in respect of Pollution Control Facilities, including the pledge of direct securities of a utility company; and

WHEREAS, the Act further provides that title to Pollution Control Facilities shall not be acquired by Issuer in the case of a loan transaction; and

WHEREAS, Louisville Gas and Electric Company, a Kentucky corporation (“Company”), has heretofore by the issuance of the 1990 Series A Bonds, hereinafter defined, financed the costs of construction and acquisition of certain air and water pollution control facilities and facilities functionally related and subordinate to such facilities to complete the financing of Pollution Control Facilities to serve  the Trimble County Generating Station of Company, which specified facilities constitute the 1990 Project, as hereinafter defined in Article I (the “1990 Project”), and are an integral component of the comprehensive system of Pollution Control Facilities serving the Trimble County Generating Station of the Company (the “Project”) located within the corporate boundaries of Issuer, which 1990 Project consists of certain air and water pollution control facilities and facilities functionally related and subordinate to such facilities in furtherance of the regulations of the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky, and which 1990 Project qualifies for financing within the meaning of the Act; and

WHEREAS, the 1990 Series A Bonds provided financing for all of the Company=s then existing 84.6465% undivided interest in the 1990 Project, which undivided interest has been reduced to a 75% undivided interest because of subsequent events, and the defeasance of $16,665,000 principal amount of the 1990 Series A Bonds; and

WHEREAS, (i) construction of the Project began before September 26, 1985; completion of the Project occurred after September 26, 1985 and original use of the Project commenced with the Company, (ii) a binding contract to incur significant (i.e., 10% of the then reasonably anticipated cost of construction of the Project) expenditures for construction of the Project was entered into before September 26, 1985 and some of such expenditures were incurred on or after September 26, 1985 and (iii) with respect to both (i) and (ii) above, the Project was described in an inducement resolution or other comparable approval adopted by the Fiscal Court of the Issuer before September 26, 1985 (i.e., on February 29, 1980); and

WHEREAS, the 1990 Project has been completed and placed in operation and constitutes an integral part of the Project and the 1990 Project has contributed and does contribute to the control, containment, reduction and abatement of atmospheric pollution and contamination and water pollution in the Commonwealth of Kentucky; and

WHEREAS, under date of November 1, 1990, the Issuer, at the request of the Company, issued its “County of Trimble, Kentucky, 7-5/8% Pollution Control Revenue Bonds, 1990 Series A (Louisville Gas and Electric Company Project)” (the “1990 Series A Bonds), the proceeds of which were loaned to the Company and  funded the Cost of Construction of the 1990 Project and in connection with the issuance of the 1990 Series A Bonds, the right was reserved to Issuer, upon direction by Company, to redeem the 1990 Series A Bonds in advance of their maturity; and the 1990 Series A Bonds are by their terms subject to redemption at the option of Issuer on and after November 1, 2000 in whole on any date or in part on any interest payment date, at the price of 102% of the principal amount thereof and accrued interest to the date of redemption, as provided in the hereinafter defined 1990 Series A Indenture; and the redemption and discharge of the 1990 Series A Bonds will result in certain benefits to the general public and the Company and should be carried out forthwith in the public interest by the issuance of the 2000 Series A Bonds, hereinafter defined, and the application of the proceeds of the 2000 Series A Bonds, together with funds to be provided by Company, for the refunding, payment and discharge of the 1990 Series A Bonds on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds; and

WHEREAS, in respect of the 1990 Series A Bonds, Issuer entered into a certain Indenture of Trust dated as of November 1, 1990, with (i) Citizens Fidelity Bank and Trust Company (now Chase Manhattan Trust Company, NA), Louisville, Kentucky, as Trustee, Paying Agent and Bond Registrar (the “Prior Trustee”), and (ii) Security Pacific National Trust Company (New York), New York, New York, as Paying Agent and Bond Registrar (the A1990 Series A Indenture”), and it is provided in Article XV of the 1990 Series A Indenture that the 1990 Series A Bonds, or any of them, shall be deemed to have been paid within the meaning of such 1990 Series A Indenture when there shall have been irrevocably deposited with the Prior Trustee, either cash or Government Obligations, as defined in the 1990 Series A Indenture, maturing as to principal and interest in such amounts and at such times as will insure the availability of sufficient moneys to pay the principal and the applicable redemption premium, if any, on the 1990 Series A Bonds plus interest thereon to the date of payment and discharge thereof (whether at maturity or upon redemption or otherwise), plus sufficient moneys to pay all necessary and proper fees, compensation and expenses of the Prior Trustee; together with irrevocable instructions to call and redeem the 1990 Series A Bonds; and

WHEREAS, pursuant to and in accordance with the provisions of the Act and an Ordinance duly adopted by the Fiscal Court of Issuer on July 17, 2000, and in furtherance of the purposes of the Act, Issuer proposes to issue, sell and deliver a series of its bonds in fully registered form which will be designated “County of Trimble, Kentucky, Pollution Control Revenue Bonds, 2000 Series A (Louisville Gas and Electric Company Project)” (the “2000 Series A Bonds”), the proceeds of which will be lent to Company to cause the outstanding principal amount of the 1990 Series A Bonds to be refunded, paid and discharged on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds; and

WHEREAS, the 2000 Series A Bonds are to be issued under and pursuant to and are secured by an Indenture of Trust by and between Issuer and The Bank of New York, New York, New York, as trustee thereunder, dated as of August 1, 2000 (the “Indenture”); and

WHEREAS, the Natural Resources and Environmental Protection Cabinet of Kentucky, having jurisdiction in the premises, has previously certified that the Project, as designed (which includes the facilities constituting the 1990 Project), is in furtherance of the purposes of abating and controlling atmospheric pollutants or contaminants and water pollution; and

WHEREAS, Issuer proposes to lend to Company and Company desires to borrow from Issuer the proceeds from the sale of the 2000 Series A Bonds to cause the outstanding principal amount of the 1990 Series A Bonds to be refunded, paid and discharged on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds;

NOW, THEREFORE FOR AND IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER CONTAINED, THE PARTIES HERETO AGREE EACH WITH THE OTHER, AS FOLLOWS:

ARTICLE I

DEFINITIONS

Section 1.01.  Use of Defined Terms.  In addition to the words and terms defined elsewhere in this Agreement or in the Indenture or by reference to another document, the words and terms set forth in Sections 1.02 and 1.03 shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.  Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.02.  Incorporation of Certain Terms by Reference.  When and if used in this Agreement, the following terms shall have the meaning set forth in Article I of the Indenture:

“Act”
“Agreement”
“Authorized Denomination”
“Bond Counsel”
“Bond Fund”
“Bond Year”
“Business Day”
“Code”
“Company”
“Company Bonds”
“Company Representative”
“Cost of Construction”
“Cross-Over Date”
“Cumulative Excess Earnings”
“Escrow Agent”
“Escrow Agreement”
“Escrow Fund”
“Excess Earnings”
“Failed Cross-Over Date”
“First Mortgage Bonds”
“First Mortgage Indenture”
“First Mortgage Trustee”
“Government Obligations”
“Indenture”
“Interest Payment Date”
“Issuer”
“Issuer Representative”
“Loan”
“No Auction Rate”
“Net Proceeds”
“Other High-Grade Securities”
“Paying Agent”
“Permitted Investments”
“Plans and Specifications”
“Pollution Control Facilities”
“Prevailing Rating”
“Project”
“1990 Project”
“Project Site”
“Purchase Fund”
“Rating Service”
“Rebate Fund”
“Redemption Date”
“Redemption Demand”
“Release Date”
“1990 Series A Bonds”
“2000 Series A Bonds”
“1990 Series A Indenture”
“Seven-Day >AA= Composite Commercial Paper Rate
“Supplemental Indenture”
“Tender Agent”
“Trustee”

Section 1.03.  Additional Definitions.  In addition to the terms whose definitions are incorporated by reference herein pursuant to Section 1.02, the following terms shall have the meanings set forth in this Section unless the use or context clearly indicates otherwise:

“Determination of Taxability” shall have the meaning ascribed to such term in Section 10.3(a) of this Agreement.

In addition to the definitions herein, terms used in this agreement and not defined herein shall have the meanings ascribed to such terms in the Indenture.

The words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire Agreement.  Unless otherwise noted, all Section and Article references are to sections and articles in this Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.1  Representations, Warranties and Covenants by Issuer.  Issuer represents, warrants and covenants that:

(a)  Issuer is a public body corporate and politic duly created and existing as a County and political subdivision under the Constitution and laws of the Commonwealth of Kentucky and, pursuant to the Act, Issuer has the power to issue the 2000 Series A Bonds, to enter into this Agreement and the Indenture and the transactions contemplated hereby and to carry out its obligations hereunder and thereunder.  Issuer is not in default under or in violation of the Constitution or any of the laws of the Commonwealth of Kentucky relevant to the issuance of the 2000 Series A Bonds or the consummation of the transactions contemplated hereby or in connection with such issuance, and has been duly authorized to issue the 2000 Series A Bonds and to execute and deliver this Agreement and the Indenture.  Issuer agrees that it will do or cause to be done in timely manner all things necessary to preserve and keep in full force and effect its existence, and to carry out the terms of this Agreement.

(b)  Issuer agrees to loan funds derived from the sale of the 2000 Series A Bonds to Company to provide for the refunding, payment and discharge of the outstanding principal amount of the1990 Series A Bonds,  to the end that air and water pollution be abated and controlled.

(c)  To accomplish the foregoing, Issuer agrees to issue $83,335,000 aggregate principal amount of its 2000 Series A Bonds following the execution of this Agreement on such terms and conditions as are set forth in the Indenture.  The proceeds from the sale of the 2000 Series A Bonds shall be applied to refund, pay and discharge the outstanding principal amount of the 1990 Series A Bonds on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds.

(d)  Issuer will cooperate with Company and take all actions necessary for Company to comply with Section 2.2(o), (s) and (v) hereof and take other actions reasonably requested by Company in furtherance of this Agreement.

Section 2.2.  Representations, Warranties and Covenants by Company.  Company represents, warrants and covenants that:

(a)  Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky, (ii) is duly qualified, authorized and licensed to transact business in each jurisdiction wherein failure to qualify would have a material adverse effect on the conduct of its business and (iii) is not in violation of any provision of its Articles of Incorporation, its By-Laws or any laws of the Commonwealth of Kentucky relevant to the transactions contemplated hereby or in connection with the issuance of the 2000 Series A Bonds.

(b)  Company has full and complete legal power and authority to execute and deliver this Agreement, the Supplemental Indenture and the First Mortgage Bonds to be issued pursuant thereto, and has by proper corporate action duly authorized the execution and delivery of this Agreement, the Supplemental Indenture and the First Mortgage Bonds.

(c)  The 1990 Project financed or currently refinanced by application of the proceeds of the 1990 Series A Bonds has been designed and constructed to control, contain, reduce and abate air and water pollution at the Project Site.  The 1990 Project was and is necessary for the public health and welfare, and is designed for no significant purpose other than the control of air and water pollution and the 1990 Project constitutes air and water pollution control facilities and facilities functionally related and subordinate to such facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, and the Act.

(d)  All of the proceeds of the 2000 Series A Bonds shall be used on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds exclusively to redeem, pay and discharge the principal of the 1990 Series A Bonds, not less than substantially all of the proceeds of which 1990 Series A Bonds (i.e., at least 95% of the proceeds, including investment income thereon) were used to finance the Cost of Construction of air and water pollution control facilities and facilities functionally related and subordinate to such facilities, and all of such air and water pollution control facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code.

(e)  The Project, as designed, including the 1990 Project which is an integral component of the Project, has been certified by the Department for Natural Resources and Environmental Protection of Kentucky (now the Natural Resources and Environmental Protection Cabinet of the Commonwealth of Kentucky), the agency exercising jurisdiction in the premises, to be in furtherance of the purpose of abating or controlling atmospheric pollutants or contaminants and water pollution.

(f)  The 1990 Project is of the type authorized and permitted by the Act, and the Cost of Construction of the Project was not less than $83,335,000.

(i) Construction of the Project, as to which the 1990 Project is an integral component, began before September 26, 1985; completion of the Project occurred after September 26, 1985 and original use of the Project commenced with the Company.

(ii) A binding contract to incur significant (i.e., 10% of the then reasonably anticipated cost of construction of the Project) expenditures for construction of the Project was entered into before September 26, 1985 and some of such expenditures were incurred on or after September 26, 1985.

(iii) With respect to both (i) and (ii) above, the Project was described in an inducement resolution or other comparable approval adopted by the Fiscal Court of the Issuer before September 26, 1985 (i.e., on February 29, 1980).

(g)  No event of default, and no event of the type described in clauses (a) through (e) of Section 9.1 hereof,  has occurred and is continuing and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an event of default or a default under any agreement or instrument to which the Company is a party or by which the Company is or may be bound or to which any of the property or assets of the Company is or may be subject which would impair in any material respect its ability to carry out its obligations under this Agreement, the Supplemental Indenture, the First Mortgage Bonds or the transactions contemplated hereby or thereby.  Neither the execution and delivery of this Agreement, Supplemental Indenture, the First Mortgage Bonds, the consummation of the transactions contemplated hereby or by the Indenture, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach of the terms, conditions or provisions of any corporate restriction or any agreement or instrument to which Company is now a party or by which it is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of Company under the terms of any instrument or agreement.

(h)  Company intends to continue to operate or cause the Project, including the 1990 Project, to be operated as air and water pollution control facilities and facilities functionally related and subordinate to such facilities until all of the 2000 Series A Bonds are paid and discharged.

(i)  No portion of the proceeds of the1990 Series A Bonds were invested at a yield in excess of the yield on the 1990 Series A Bonds except (i) during any permitted temporary period provided by the Code, (ii) proceeds of a reasonably required reserve or replacement fund and (iii) as part of a minor portion of the proceeds of the 1990 Series A Bonds, not in excess of the lesser of 5% of the proceeds of the 1990 Series A Bonds or $100,000.  As used herein, “yield” shall have the meaning assigned to it for purposes of Section 148 of  the Code and applicable tax regulations.

(j)  No portion of the proceeds from the sale of the 2000 Series A Bonds will be deposited to the account of any reasonably required reserve or replacement fund or used to pay (i) any costs of issuance of the 2000 Series A Bonds or (ii) any redemption premium or accrued interest on the 1990 Series A Bonds, but such proceeds will be applied and used solely to refund, pay and discharge the outstanding principal amount of the 1990 Series A Bonds on or prior to the 90th day after the issuance of the 2000 Series A Bonds.

(k)  Company will provide any additional moneys, including investment proceeds of the 2000 Series A Bonds, required for the payment and discharge of the 1990 Series A Bonds, payment of the redemption premium and accrued interest in respect thereto and payment of all underwriting discount and costs of issuance of the 2000 Series A Bonds.  Any investment proceeds of the 2000 Series A Bonds shall be used exclusively to pay interest or redemption premium due on the 1990 Series A Bonds on the Redemption Date.

(l)  Company will cause no investment of 2000 Series A Bond proceeds to be made and will make no other use of or omit to take any action with respect to the proceeds of the 2000 Series A Bonds or any funds reasonably expected to be used to pay the 2000 Series A Bonds which will cause the 2000 Series A Bonds or any of them to be arbitrage bonds within the meaning of Section 148 of the Code or would otherwise result in the loss or impairment of the exclusion of the interest on such 2000 Series A Bonds from gross income for federal income tax purposes.

(m)  The weighted average maturity of the 2000 Series A Bonds does not and the weighted average maturity of each of the 1990 Series A Bonds did not exceed one hundred twenty percent (120%) of the average reasonably expected remaining economic life (as of the date of issuance of the 2000 Series A Bonds) of the Pollution Control Facilities constituting the 1990 Project refinanced by the proceeds of the 2000 Series A Bonds.

(n)  Company will provide all information requested by the Issuer necessary to evidence compliance with the requirements of the Code, including the information in United States Internal Revenue Service Form 8038 filed by Issuer with respect to the 2000 Series A Bonds and the air and water pollution control facilities constituting the 1990 Project, and such information will be true and correct in all material respects.

(o)  Within the meaning of Section 149 of the Code, no portion of the payment of the principal or interest on the 2000 Series A Bonds or the 1990 Series A Bonds was or shall be guaranteed directly or indirectly by the United States or any agency or instrumentality thereof.

(p)  All of the proceeds of the 1990 Series A Bonds have been expended and the 1990 Project has been completed.  All of the actual Cost of Construction of the 1990 Project represents amounts paid or incurred which were chargeable to the capital account of the 1990 Project or would be so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts.  Substantially all (i.e. at least 95%) of the proceeds of the sale of the 1990 Series A  Bonds, (including investment income therefrom) were used to finance or refinance Cost of Construction of the1990  Project as described above, pay costs and expenses of issuing the 1990 Series A Bonds, within Code limits, and pay interest and carrying charges on the 1990 Series A Bonds during the period of construction of the 1990 Project and prior to its in-service date.

(q)  All of the depreciable properties which were taken into account in determining the qualifying costs of the 1990 Project constitute properties either (i) used for the control, containment, reduction and abatement of atmospheric pollutants and contaminants and water pollution or (ii) facilities which are functionally related and subordinate to such facilities constituting the 1990 Project.  All of such functionally related and subordinate facilities are of a size and character commensurate with the character and size of the air and water pollution control facilities constituting the 1990 Project.

(r)  The Company will cause the Issuer to comply in all respects with the requirements of Section 148 of the Code in respect of the rebate of Excess Earnings with respect to the 2000 Series A Bonds to the United States of America.

(s)  None of the proceeds of the 2000 Series A Bonds will be applied and none of the proceeds of the 1990 Series A Bonds were applied to provide any: (i) working capital, (ii) office space (other than office space located on the premises of the Project where not more than a de minimis amount of the functions to be performed are not directly related to the day-to-day operations of the Project), (iii) airplane, (iv) skybox or other private luxury box, (v) health club facility, (vi) facility primarily used for gambling or (vii) store, the principal business of which is the sale of alcoholic beverages for consumption off premises.

(t)  Less than twenty-five percent (25%) of the net proceeds of the 1990 Series A Bonds if any, were used directly or indirectly to acquire land or any interest therein and no portion of such land, if acquired, was or is to be used for farming purposes.  No portion of the proceeds of the 1990 Series A Bonds was used to acquire existing property or any interest therein with respect to which the Company was not the first user for federal income tax purposes.

(u) If required by law, within one year prior to the date of issuance of the 2000 Series A Bonds the Company will cause the Issuer to comply with the public approval requirements of Section 147 of the Code and at or following the issuance of the 2000 Series A Bonds the Company will cause the Issuer to comply with the information reporting requirements of Section 149 of the Code by the filing of Internal Revenue Service Form 8038 with the United States Internal Revenue Service.

(v)  All of the documents, instruments and written information furnished by Company on behalf of Company to Issuer or Trustee in connection with the issuance of the Bonds are true and correct in all material respects as of the date of delivery thereof and did not, as of the date of delivery thereof, omit or fail to state any material facts necessary to be stated therein to make the information provided not misleading.

(w)  The 1990 Series A Bonds were issued on November 20, 1990.

(x)  No construction, reconstruction or acquisition of the Project, of which the 1990 Project is an integral part, was commenced prior to the taking of official action by the Issuer with respect thereto except for preparation of plans and specifications and other preliminary engineering work.

(y)  Acquisition, construction and installation of the 1990 Project has been accomplished and the 1990 Project is being utilized substantially in accordance with the purposes of the 1990 Project and in conformity with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended, and consistently with the Act.

(z)  The Company has used, is currently using and presently intends to use or operate the 1990 Project in a manner consistent with the purposes of the 1990 Project and the Act until the date on which the 2000 Series A Bonds have been fully paid and knows of no reason why the 1990 Project will not be so operated.

(aa)  The proceeds derived from the sale of the 2000 Series A Bonds (other than any accrued interest thereon) will be used exclusively to refund the principal of the 1990 Series A Bonds.  The principal amount of the 2000 Series A Bonds does not exceed the principal amount of the 1990 Series A Bonds.  The redemption of the outstanding principal amount of the 1990 Series A Bonds with such proceeds of the 2000 Series A Bonds will occur not later than 90 days after the date of issuance of the 2000 Series A Bonds.  All earnings derived from the investment of such proceeds of the 2000 Series A Bonds will be fully needed and used on such redemption date to pay a portion of the redemption premium and interest accrued and payable on the 1990 Series A Bonds on such date.

(bb)  On the date of issuance and delivery of the 1990 Series A Bonds, the Company reasonably expected that all of the proceeds of the 1990 Series A Bonds would be used to carry out the governmental purposes of such issue within the 3-year period beginning on the date such issue was issued and none of the proceeds of such issue, if any, was invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

(cc)  It is not anticipated, as of the date hereof, that there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the 2000 Series A Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

Company need not comply with the covenants or representations in (c) through (f), inclusive, and (h) through (cc), inclusive, if and to the extent that Issuer and Company receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2000  Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

ARTICLE III

COMPLETION AND OWNERSHIP OF PROJECT

                Section 3.1.  Completion and Equipping of Project.  Company represents that (a)  it caused the Project to be constructed as herein provided on the Project Site in accordance with the Plans and Specifications and (b) the Project was completed as previously evidenced by the filing of a completion certificate by the Company with the trustee in respect of the 1990 Series A Bonds.

Section 3.2.  Agreement as to Ownership of  Project. The Company owns a 75% undivided interest in the Project.  Issuer and Company agree that title to and ownership of that portion of the Project owned by the Company, as to which the 1990 Project is an integral component, shall remain in and be the sole property of Company in which Issuer shall have no interest.  The Project is acknowledged to be subject to the lien of the First Mortgage Indenture.  Notwithstanding any other provision hereof, the Company shall be permitted to sell or otherwise dispose of all or any portion of the Project, provided that the Company first receives the opinion of Bond Counsel that such sale or disposition shall not adversely affect the exclusion of the interest on the Bonds from gross income for federal income tax purposes and provided further that in the event of any assignment, in whole or in part, of this Agreement, such assignment shall be in accordance with Section 8.1 hereof.

Section 3.3.  Use of Project.  Issuer does hereby covenant and agree that it will not take any action during the term of this Agreement, other than pursuant to Article IX of this Agreement or Article IX of the Indenture, to interfere with Company’s ownership of the Project or to prevent Company from having possession, custody, use and enjoyment of the Project.

ARTICLE IV

ISSUANCE OF 2000 SERIES A BONDS; APPLICATION OF PROCEEDS;
COMPANY TO ISSUE FIRST MORTGAGE BONDS

Section 4.1.  Agreement to Issue 2000 Series A Bonds; Application of 2000 Series A Bond Proceeds.  In order to provide funds to make the Loan, Issuer will issue, sell and deliver the 2000 Series A Bonds to the initial purchasers thereof and deposit the proceeds thereof with Trustee, as follows:

In the Escrow Fund an amount not less than all of such proceeds.

Section 4.2.  Investment of Bond Fund and Rebate Fund Moneys. Subject to the provisions of Section 148 of the Code, any moneys held as a part of the Bond Fund or the Rebate Fund shall be invested or reinvested by Trustee, at the written request of and as specifically directed by Company, in one or more of the Permitted Investments.  The Trustee may make any and all such investments through its own investment department.

Any such investments shall be held by or under the control of Trustee.  All moneys invested shall be deemed at all times a part of the fund for which such investments were made.  The interest accruing thereon and any profit realized from such investments shall be credited pro rata to such fund, and any loss resulting from such investments shall be charged pro rata to such fund.  Trustee shall sell and reduce to cash a sufficient amount of applicable investments whenever the cash balance in the Bond Fund is insufficient to pay the principal of, premium, if any, and interest on the 2000 Series A Bonds or any other amount payable from the Bond Fund when due or upon any required disbursement from the Rebate Fund, respectively.  The Trustee will not be liable for any investment loss (including any loss upon a sale of any investment) or any fee, tax or other charge in respect of any investments, reinvestments or any liquidation of investments made pursuant to this Agreement or the Indenture.  The Rebate Fund shall never be commingled with any other fund or account.

Section 4.3.  Special Arbitrage Certifications.

(a)  Company covenants and agrees that it, will not take or authorize or permit any action to be taken and has not taken or authorized or permitted any action to be taken which results in interest paid on any of the 2000 Series A Bonds being included in gross income of any owner thereof for purposes of federal income taxation (other than an owner who is a “substantial user” of the Project or a “related person” within the meaning of Section 147(a) of the Code) or adversely affects the validity of the 2000 Series A Bonds.

(b)  Company warrants, represents and certifies to Issuer that the proceeds of the 2000 Series A Bonds will not be used in any manner that would cause the 2000 Series A Bonds to be “arbitrage bonds” under Sections 103(b)(2) and 148 and other applicable sections of the Code.  To the best knowledge and belief of Company, there are no facts, estimates or circumstances that would materially change the foregoing conclusion.

(c)  Company hereby covenants that it will at all times comply and cause Issuer to comply with the provisions of Section 148 and other applicable sections of the Code and will restrict the use of the proceeds of the 2000 Series A Bonds in such manner and to such extent, if any, as may be necessary, and remit Excess Earnings with respect to all of the 2000 Series A Bonds, if any, to the United States of America pursuant to Section 148(f)(2) of the Code and carry out such actions so that the 2000 Series A Bonds will not constitute “arbitrage bonds” under Sections 103(b)(2) and 148 of the Code.  An officer or officers of Issuer having responsibility with respect to the issuance of the 2000 Series A Bonds is or are hereby authorized and directed to give an appropriate certificate of Issuer, for inclusion in the transcript of proceedings for the 2000 Series A Bonds, setting forth the reasonable expectations of Issuer regarding the amount and use of the proceeds of the 2000 Series A Bonds and the facts, estimates and circumstances on which they are based and related matters, all as of the date of delivery of and payment for the 2000 Series A Bonds pursuant to said Section 148 of the Code.  Company shall provide the Issuer, and Issuer’s certificate may be expressly based on, a certificate of Company setting forth the facts, estimates and circumstances and reasonable expectations of Company on the date of delivery of and payment for the 2000 Series A Bonds regarding the amount and use of the proceeds of the 2000 Series A Bonds and related matters.  In the event any such representation of Company relied upon by the Issuer is untrue or inaccurate and Issuer thereby suffers costs or damages, Company shall indemnify Issuer for any such costs or damages.

(d)  Consistent with the foregoing, Company covenants and certifies to the Issuer and to and for the benefit of the purchasers of the 2000 Series A Bonds that no use will be made of the proceeds of the sale of the 2000 Series A Bonds which would cause the 2000 Series A Bonds to be classified as “arbitrage bonds” within the meaning of Sections 103(b)(2) and 148 of the Code and that Company and Issuer will, after issuance of the 2000 Series A Bonds, comply with the provisions of the Code at all times, including after the 2000 Series A Bonds are discharged, to the extent Excess Earnings with respect to the 2000 Series A Bonds are required to be rebated to the United States of America pursuant to Section 148(f)(2) of the Code.  Pursuant to such covenant, Issuer and Company obligate themselves throughout the term of this Agreement and thereafter not to violate the requirements of Section 148 of the Code.

(e)  Company warrants, represents and certifies to Issuer that the proceeds of the 1990 Series A Bonds were applied and invested in compliance with the current requirements of Section 149(g) of the Code and that consequently the 2000 Series A Bonds will not be “hedge bonds” under such Section 149(g) of the Code.

(f)  Company hereby covenants and agrees that it will at all times comply with the provisions of Section 148, including Section 148(f) of the Code and with Section 6.07 of the Indenture.  Specifically, Company shall carry out, do and perform all acts stipulated to be performed by Company pursuant to such Section 6.07 of the Indenture.  Company shall further undertake to assure and cause rebate payments to be calculated and made to the United States of America in accordance with Section 148(f)(2) of the Code from moneys on deposit in the Rebate Fund from time to time after the end of each Computation Period, as defined in the Indenture, and following discharge of the 2000 Series A Bonds.  Company also covenants to take all necessary acts and steps as required to cause Issuer and Trustee to comply with the provisions of Section 7.03 of the Indenture.

Section 4.4.  Opinion of Bond Counsel.  Company need not comply with the covenants or representations in Section 4.3 if and to the extent that Issuer and Company (with a copy to Trustee) receive a written opinion of Bond Counsel that such failure to comply will not affect adversely the exclusion of interest on any of the 2000 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

                Section 4.5.  First Mortgage Bonds.  Company covenants and agrees with Issuer that it will, for the purpose of providing security for the 2000 Series A Bonds, execute and deliver on the date of issuance of the 2000 Series A Bonds, the First Mortgage Bonds to Trustee in aggregate principal amount not less than the aggregate principal amount of the 2000 Series A Bonds.  The First Mortgage Bonds shall mature as to principal identically as in the case of the 2000 Series A Bonds and, upon the giving of a Redemption Demand to the First Mortgage Trustee and completion of other conditions precedent set forth in the Supplemental Indenture, shall bear interest identically as in the case of the 2000 Series A Bonds.

Prior to the Release Date, in the event of a default under Article IX of this Agreement or in the event of a default in payment of the principal of, premium, if any, or interest on the 2000 Series A Bonds as and when the same come due, whether at maturity, by purchase, redemption, acceleration or otherwise, and upon receipt by First Mortgage Trustee of a Redemption Demand from Trustee, the First Mortgage Bonds shall bear interest, and principal and interest thereon will be payable in accordance with the provisions specified in the Supplemental Indenture.

                Upon payment of the principal of, premium, if any, and interest on any of the 2000 Series A Bonds, whether at maturity or prior to maturity by redemption or otherwise, and the surrender thereof to, and cancellation thereof by, Trustee, or upon provision for the payment thereof having been made in accordance with the provisions of Article VIII of the Indenture, First Mortgage Bonds in an amount equal to the aggregate principal amount of the 2000 Series A Bonds so surrendered and cancelled or for the payment of which provision has been made shall be deemed fully paid and the obligations of Company thereunder terminated and such First Mortgage Bonds shall be surrendered by Trustee to the First Mortgage Trustee, and shall be cancelled by the First Mortgage Trustee.  All of the First Mortgage Bonds shall be registered in the name of Trustee and shall be non-transferable, except to effect transfers to any successor trustee under the Indenture.

Notwithstanding anything in this Agreement to the contrary, from and after the Release Date, the obligation of the Company to make payment with respect to the principal of and premium, if any, and interest on the First Mortgage Bonds shall be deemed satisfied and discharged as provided in the Supplemental Indenture and the First Mortgage Bonds shall cease to secure in any manner the 2000 Series A Bonds.  As a result, on the Release Date, the obligations under this Agreement shall become unsecured general obligations of the Company.

The Company shall notify the Issuer and the Trustee in writing promptly upon the occurrence of the Release Date.  Upon receiving written notice of the Release Date from the Company, the Trustee shall deliver for cancellation to the First Mortgage Trustee all of the First Mortgage Bonds.

Section 4.6.  Payment and Discharge of 1990 Series A Bonds.  Company covenants and agrees with Issuer that it will cause the outstanding principal amount of the 1990 Series A Bonds to be paid and discharged in accordance with Article XV of the 1990 Series A Indenture on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds.  Company also covenants and agrees to provide any additional moneys required for the payment and discharge of the 1990 Series A Bonds on the Redemption Date.

Section 4.7.  Cross-Over Date.  Company covenants and agrees with Issuer to give  written notice to the Trustee of the Cross-Over Date; such notice to be delivered no later than 11:00 A.M., Eastern Time, on the morning of the Cross-Over Date.  Company also covenants and agrees with Issuer that, if the 1990 Series A Bonds are not paid and discharged in accordance with Article XV of the 1990 Series A Indenture on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds, it will give immediate written notice thereof to Issuer and Trustee.  In connection with this Section 4.7, the Company hereby notifies the Trustee that the Cross-Over Date shall be  August 9, 2000.

ARTICLE V

PROVISIONS FOR PAYMENT

Section 5.1  Loan Payments and Other Amounts Payable.  (a) Company hereby covenants and agrees to repay the Loan, as follows:  on or before any Interest Payment Date for the 2000 Series A Bonds or any other date that any payment of interest, premium, if any, purchase price or principal is required to be made in respect of the 2000 Series A Bonds at the times specified in accordance with the more specific provisions and requirements of the Indenture, until the principal of, premium, if any, and interest on the 2000 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, it will pay to the Trustee, for disbursement by the Trustee, as Paying Agent, or for disbursement by any Paying Agent such sums which will enable the Paying Agent to pay the amounts payable on such date, in immediately available funds, as principal of (whether at purchase, maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the 2000 Series A Bonds as provided in the Indenture; provided that such payments by Company to enable the Tender Agent to pay the purchase price of Bonds shall be made within the times required by Section 3.05 of the Indenture.

It is understood and agreed that all payments payable by Company under this subsection (a) of Section 5.1 are assigned by the Issuer to the Trustee, the Paying Agent and the Tender Agent, as applicable, for the benefit of the Bondholders.  Company assents to such assignment.  Issuer hereby directs Company and Company hereby agrees to pay to Trustee and/or Paying Agent or Tender Agent, as appropriate, at the Principal Office of the Trustee and/or Paying Agent or Tender Agent, as appropriate, all payments payable by Company pursuant to this subsection.

(b)  Company will also pay the reasonable expenses of the Issuer related to the issuance of the 2000 Series A Bonds and incurred upon the request of Company.

(c)  Company will also pay the agreed upon fees and expenses of Trustee (including those referred to in Section 10.02 of the Indenture), the Bond Registrar, the Tender Agent and the Paying Agent under the Indenture and all other amounts which may be payable to the Trustee, the Bond Registrar, the Paying Agent, the Market Agent, the Auction Agent and the Tender Agent under the Indenture, such amounts to be paid directly to Trustee, the Bond Registrar, the Paying Agent and Tender Agent for their respective own accounts as and when such amounts become due and payable.

The Company further agrees to indemnify and hold harmless the Trustee, Bond Registrar and Paying Agent against any loss, liability or expense incurred by it without negligence or bad faith on its part in connection with the issuance of the 2000 Series A Bonds or the acceptance or administration of the trusts under the Indenture, including the costs of defending itself against any claim or liability in connection therewith.

(d)  The Company covenants, for the benefit of the Bondholders, to pay or cause to be paid, to the Tender Agent for deposit in the Purchase Fund, such amounts as shall be necessary to enable the Tender Agent to pay the purchase price of 2000 Series A Bonds delivered to it for purchase, all as more particularly described in Sections 3.03 and 3.05 of the Indenture, and, in that regard, it will maintain an account with the Tender Agent and will pay in immediately available funds, a sum which will enable the Tender Agent to pay the purchase price of 2000 Series A Bonds delivered to it for purchase, as provided in the Indenture.

(e)  In the event Company should fail to make any of the payments required in this Section 5.1, the item or installment so in default shall continue as an obligation of Company until the amount in default shall have been fully paid, and Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due to the date of payment.

Section 5.2.  Payments Assigned.  As set forth in Section 5.1 hereof, it is understood and agreed that this Agreement and all payments made by Company pursuant to this Agreement (except payments pursuant to Section 5.1(b) or (c) or pursuant to Section 8.2 hereof) are assigned by Issuer to Trustee.  Company assents to such assignment and hereby agrees that, as to Trustee, Paying Agent, the Market Agent, the Auction Agent and Tender Agent, its obligation to make such payments shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement or to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by any party, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing by any party.  Except as provided above, Issuer hereby directs Company and Company hereby agrees to pay to Trustee, Paying Agent, the Market Agent, the Auction Agent, Bond Registrar or Tender Agent, as appropriate, all said payments payable by Company pursuant to Section 5.l of this Agreement.

Section 5.3.  Taxes and Other Governmental Charges.  Company agrees to pay during the term of this Agreement, as the same respectively become due, all taxes, assessments and other governmental charges of any kind whatsoever that may at any time be lawfully assessed, levied or charged against or with respect to the Project; provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, Company shall be obligated to pay only such installments as may have become due and provided further that nothing herein shall be construed as obligating Company to pay taxes on any interest or principal on the 2000 Series A Bonds disbursed to Bondholders.

Company may, at its expense and in its own name, in good faith contest any such taxes, assessments and other governmental charges and, in the event of any such contest, may permit the taxes, assessments or other governmental charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless, in the opinion of its counsel, by nonpayment of any such items the security provided pursuant to the provisions of the Indenture will be materially endangered, in which event such taxes, charges for payments in lieu of taxes, assessments or charges shall be paid forthwith.  Issuer will cooperate fully with Company in any such contest.  In the event Company shall fail to pay any of the foregoing items required by this Section to be paid by Company, Issuer or Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by Issuer or Trustee shall become an additional obligation of Company to the one making the advancement, which amounts, together with interest thereon Company agrees to pay at a rate which shall be one percent above the lowest minimum lending rate publicly quoted at such time as being charged by any commercial bank which is a member of the New York Clearing House on ninety-day commercial loans to its prime commercial borrowers or the maximum rate permitted by law, whichever is lesser, until paid; provided, however, that no such advancement shall operate to relieve the Company from any default hereunder.  Company may at its expense and in its own name and behalf apply for any tax exemption or exemption from payments in lieu of taxes allowed by the Commonwealth of Kentucky, or any political or taxing subdivision thereof under any existing or future provision of law which grants or may grant any such tax exemption or exemption from payments in lieu of taxes.

Section 5.4.  Obligations of Company Unconditional.  The obligation of Company to make the payments pursuant to this Agreement and to make any payments required in respect of the Rebate Fund as provided in Section 6.07 of the Indenture shall be absolute and unconditional.  Until such time as the principal of, premium, if any, and interest on the 2000 Series A Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, Company (i) will not suspend or discontinue any payments pursuant to this Agreement and (ii) except as provided in Article X hereof, will not terminate this Agreement for any cause including, without limiting the generality of the foregoing, failure of title to the Project or any part thereof, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Kentucky or any political subdivision thereof or any failure of Issuer or Trustee to perform and observe any agreement, whether express or implied or any duty, liability or obligation arising out of or connected with this Agreement.  Nothing contained in this Section shall be construed to release Issuer from the performance of any of the agreements on its part herein contained; and in the event Issuer should fail to perform any such agreement on its part, Company may institute such action against Issuer as Company may deem necessary to compel performance so long as such action shall be in accordance with the agreements on the part of Company contained in the preceding sentence.  Company may, however, at its own cost and expense and in its own name or in the name of Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which Company deems reasonably necessary in order to secure or protect its right of ownership, possession, occupancy and use of the Project, and in such event Issuer hereby agrees to cooperate fully with Company.

Section 5.5.  Rebate Fund.  Company agrees to make all payments to the Trustee and rebate all amounts to the United States of America as are required of it under Section 6.07 of the Indenture.  The obligation of Company to make such payments shall remain in effect and be binding upon Company notwithstanding the release and discharge of the Indenture.

Section 5.6.  Redemption of the 2000 Series A Bonds in Advance of Scheduled Maturity.  Under the terms of the Indenture, the 2000 Series A Bonds are and will be subject to redemption prior to their scheduled maturity.  The Issuer agrees that it shall direct the Trustee to redeem and call 2000 Series A Bonds at the written direction of the Company.

Section 5.7.  Cancellation of 2000 Series A Bonds.  The cancellation by the Bond Registrar of any 2000 Series A Bond or Bonds purchased by the Company and delivered to the Bond Registrar for cancellation or of any 2000 Series A Bond or Bonds redeemed or purchased by the Issuer through funds other than funds received as Loan payments hereunder shall constitute a Loan repayment equal to the principal amount of the 2000 Series A Bond or Bonds so cancelled.

ARTICLE VI

MAINTENANCE; DAMAGE, DESTRUCTION AND CONDEMNATION;
USE OF NET PROCEEDS; INSURANCE

Section 6.1  Maintenance.  So long as any 2000 Series A Bonds are Outstanding, as that term is defined in the Indenture, Company will maintain, preserve and keep the Project, or cause the Project to be maintained, preserved and kept, in good repair, working order and condition and will from time to time make or cause to be made all proper repairs, replacements and renewals necessary to continue to constitute the Project as air and water pollution control and abatement facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, the Code and the Act; provided, however, that Company will have no obligation to maintain, preserve, keep, repair, replace or renew any element or portion of the Project (a) the maintenance, preservation, keeping, repair, replacement or renewal of which becomes uneconomical to Company because of damage or destruction by a cause not within the control of Company, or condemnation of all or substantially all of the Project or the generating facilities to which the element or unit of the Project is an adjunct, or obsolescence (including economic obsolescence) or change in government standards and regulations, or the termination by Company of the operation of the generating facilities to which the element or unit of the Project is an adjunct, and (b) with respect to which Company has furnished to Issuer and Trustee a certificate executed by Company Representative certifying that the maintenance, preservation, keeping, repair, replacement or renewal of such element or unit of the Project is being discontinued for one of the foregoing reasons, which shall be stated therein, and that the discontinuance of such element or unit will not adversely affect the exclusion of interest on any of the 2000 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code.

Company shall have the privilege at its own expense of remodeling the Project or making substitutions, modifications and improvements to the Project from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Project; provided, however, that Company shall take no actions which will change or alter the basic nature of the Project as air and water pollution control and abatement facilities under Section 103(b)(4)(F) of the Internal Revenue Code of 1954, as amended, and the Act.

If, prior to full payment of all 2000 Series A Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Company or the First Mortgage Trustee receives Net Proceeds from insurance or any condemnation award in connection therewith, Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 10.l(b) or (c) hereof) shall either (i) cause such Net Proceeds to be used to repair, reconstruct, restore or improve the Project, or (ii) take any other action, including the redemption of 2000 Series A Bonds, in whole or in part, on any date which is a Business Day, which, in the opinion of Bond Counsel, will not adversely affect the exclusion of interest on any of the 2000 Series A Bonds from gross income for federal income tax purposes under Section 103(a) of the Code; provided that if the 2000 Series A Bonds bear interest at the Flexible Rate or Semi-Annual Rate, such redemption must occur on a date on which the 2000 Series A Bonds are otherwise subject to optional redemption.

Section 6.2.  Insurance.  Company agrees to insure the Project at all times in accordance with the provisions of First Mortgage Indenture.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1  No Warranty of Condition or Suitability by Issuer.  Issuer makes no warranty, either express or implied, as to the Project or that it will be suitable for Company’s purposes or needs.

Section 7.2.  Company to Maintain its Corporate Existence; Conditions under Which Exceptions Permitted.  Company agrees that during the term of this Agreement it will maintain its corporate existence and good standing, will continue to be a corporation organized under the laws of the Commonwealth of Kentucky or qualified and admitted to do business in the Commonwealth of Kentucky, and will neither dispose of all or substantially all of its assets nor consolidate with nor merge into another corporation unless the acquirer of its assets or the corporation with which it shall consolidate or into which it shall merge, (i) shall be a corporation organized and existing under the laws of one of the States of the United States of America, (ii) shall be qualified and admitted to do business in the Commonwealth of Kentucky, (iii) shall assume in writing all of the obligations of Company herein and (iv) shall deliver a copy of such assumption to the Issuer and Trustee.

Section 7.3.  Financial Statements.  Company agrees to furnish Trustee (within 120 days after the close of each fiscal year) with an audited balance sheet and statements of income, retained earnings and changes in cash flows showing the financial condition of Company and its consolidated subsidiary or subsidiaries, if any, at the close of such fiscal year and the results of operations of Company and its consolidated subsidiary or subsidiaries, if any, for such fiscal year, accompanied by an opinion of its regular independent certified public accountants that such statements fairly represent the financial condition of Company in accordance with generally accepted accounting principles.  The requirements of this Section 7.3 shall be satisfied by the submission to Trustee of Company’s annual report on Form 10-K.  The information so provided to Trustee shall be kept in its files and is not required to be distributed to any Registered Holder or other person.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 7.4.  Further Assurances and Corrective Instruments.  Issuer and Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 7.5.  Issuer Representative.  Whenever under the provisions of this Agreement the approval of Issuer is required or Issuer is required to take some action at the request of Company, such approval shall be made or such action shall be taken by Issuer Representative and Company or Trustee shall be authorized to act on any such approval or action, and Issuer shall have no redress against Company or Trustee as a result of any such action taken.

Section 7.6.  Company Representative.  Whenever under the provisions of this Agreement the approval of Company is required or Company is required to take some action at the request of Issuer, such approval shall be made or such action shall be taken by Company Representative and Issuer or Trustee shall be authorized to act on any such approval or action and Company shall have no redress against Issuer or Trustee as a result of any such action taken.

Section 7.7.  Financing Statements.  Company shall, to the extent required by law, file and record, refile and rerecord, or cause to be filed and recorded, refiled and rerecorded, all documents or notices, including financing statements and continuation statements, required by law in order to perfect, or maintain the perfection of, the lien of the Indenture and the Supplemental Indenture.  Issuer shall cooperate fully with Company in taking any such action.  Concurrently with the execution and delivery of the 2000 Series A Bonds, Company shall cause to be delivered to the Trustee an opinion of counsel (a) stating that in the opinion of such counsel, either (i) such action has been taken, as set forth therein, with respect to the recording and filing of such documents, notices and financing statements as is necessary to perfect the lien of the Indenture under the Uniform Commercial Code of the Commonwealth of Kentucky, or (ii) no such action is necessary to so perfect such lien, and (b) stating the requirements for the filing of continuation statements or other documentation or notices in order to maintain the perfection of the lien of the Indenture, which filings the Company agrees to undertake.

Section 7.8.  Company’s Performance Under Indenture.  The Company agrees, for the benefit of Bondholders to do and perform all acts and things contemplated in the Indenture to be done and performed by it.

ARTICLE VIII

ASSIGNMENT; INDEMNIFICATION; REDEMPTION

Section 8.1  Assignment.  This Agreement may be assigned by Company without the necessity of obtaining the consent of either Issuer or Trustee, subject, however, to each of the following conditions:

(a)  No assignment (other than pursuant to Section 7.2 hereof) shall relieve Company from primary liability for any of its obligations hereunder, and in the event of any such assignment Company shall remain primarily liable for payments of the amounts specified in Section 5.l hereof and for performance and observance of the other covenants or agreements on its part herein provided to be performed and observed to the same extent as though no assignment had been made;

(b)  The assignee shall assume the obligations of Company hereunder to the extent of the interest assigned;

(c)  Company shall, within thirty days after the delivery thereof, furnish or cause to be furnished to Issuer and to Trustee a true and complete copy of each such assignment and assumption of obligation; and

(d)  prior to such assignment, the Company shall have obtained an opinion of Bond Counsel to the effect that such assignment will not adversely affect the exclusion of interest on the 2000 Series A Bonds from gross income for Federal income tax purposes under Section 103(a) of the Code.

Section 8.2.  Release and Indemnification Covenants.  Company releases Issuer from and covenants and agrees that Issuer shall not be liable for, and agrees to indemnify and hold Issuer harmless against, any expense or liability incurred by Issuer, including attorneys’ fees, resulting from any loss or damage to property or any injury to or death of any person occurring on or about or resulting from any defect in the Project or from any action commenced in connection with the financing thereof.  If any such claim is asserted, Issuer agrees to give prompt notice to the Company and Company will assume the defense thereof, with full power to litigate, compromise or to settle the same in its sole discretion, it being understood that Issuer will not settle or consent to the settlement of the same without the consent of Company.

Section 8.3.  Assignment of Interest in Agreement by Issuer.  Any assignment by Issuer to Trustee pursuant to the Indenture or this Agreement of any moneys receivable under this Agreement shall be subject and subordinate to this Agreement.

Section 8.4.  Redemption of 2000 Series A Bonds.  Upon the agreement of Company to deposit moneys in the Bond Fund in an amount sufficient to redeem 2000 Series A Bonds subject to redemption, Issuer, at the request of Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the 2000 Series A Bonds outstanding, as may be specified by Company, on the redemption date specified by the Company.

Section 8.5.  Reference to 2000 Series A Bonds Ineffective after 2000 Series A Bonds Paid.  Upon payment in full of the 2000 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and payment of all amounts required to be paid to the United States of America pursuant to Section 4.3 hereof and payment of all fees and charges of the Trustee, the Bond Registrar, the Authenticating Agent and any Paying Agent, all references in this Agreement to the 2000 Series A Bonds, the First Mortgage Bonds and the Trustee shall be ineffective and neither the Trustee nor the holders of any of the 2000 Series A Bonds shall thereafter have any rights hereunder except as set forth in Section 11.1.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.1  Events of Default Defined.  The following shall be “events of default” under this Agreement and the term “events of default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)  Failure by the Company to pay any amount required to be paid under subsections (a) and (d) of Section 5.1 hereof which results in failure to pay principal of, premium or interest on or the purchase price of the 2000 Series A Bonds, and such failure shall cause an event of default under the Indenture.

(b)  Failure by Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in subsection (a) of this Section, for a period of thirty days after written notice, specifying such failure and requesting that it be remedied, is given to Company by Issuer or Trustee, unless Issuer and Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, Issuer and Trustee will not unreasonably withhold their consent to an extension of such time if such failure is capable of being cured and corrective action is instituted by Company within the applicable period and is being diligently pursued.

(c) All bonds outstanding under the First Mortgage Indenture shall, if not already due, have become immediately due and payable whether by declaration of the First Mortgage Trustee or otherwise, and such acceleration shall not have been rescinded or annulled by the First Mortgage Trustee.

(d)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Company, or of a substantial part of the property or assets of Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company or (iii) the winding-up or liquidation of Company; and such proceeding or petition shall continue undismissed or unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered.

(e)  Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of the property or assets of Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing.

The provisions of Section 9.1(b) are subject to the following limitations:  If by reason of force majeure Company is unable in whole or in part to carry out its agreements on its part herein contained, other than the obligations on the part of Company contained in Sections 2.2(k) and (l), 4.3, 4.5, 4.6  or 7.2 or Article V hereof and the general covenant and obligation of Company to take all necessary actions for the continued exclusion of interest on the 2000 Series A Bonds from gross income for federal and Kentucky income taxes, Company shall not be deemed in default during the continuance of such inability.  The term “force majeure” as used herein shall mean any cause or event not reasonably within the control of Company, including without limitation the following:  acts of God; strikes; wars or national police actions, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the Commonwealth of Kentucky or any of their departments, agencies or officials, or any civil or military authority; evacuations and quarantines; insurrections; riots; epidemics; plague; famine; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; typhoons; cyclones; volcanic eruptions; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery and transmission lines or pipes; or partial or entire failure of utility services.  Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of Company, and Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of Company unfavorable to Company.

Section 9.2.  Remedies on Default.  Whenever any event of default referred to in Section 9.l hereof shall have happened and be continuing, Issuer may take any one or more of the following remedial steps:

(a)  By written notice to Company, Issuer may declare an amount equal to the principal and accrued interest on the 2000 Series A Bonds then Outstanding, as defined in the Indenture, to be immediately due and payable under this Agreement, whereupon the same shall become immediately due and payable.

(b)  Issuer may have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of Company.

(c)  Issuer may take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of Company under this Agreement, including, until the Release Date, any remedies available in respect of the First Mortgage Bonds.

In case there shall be pending a proceeding of the nature described in Section 9.1(c) or (d) above, Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of Trustee allowed in such judicial proceedings relative to Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any custodian (including, without limitation a receiver, trustee or liquidator) of Company appointed in connection with such proceedings is hereby authorized to make such payments to Trustee, and to pay to Trustee any amount due it for compensation and expenses, including reasonable counsel fees and expenses  incurred by it up to the date of such distribution.

Any amounts collected pursuant to action taken under this Section 9.2 (other than the compensation and expenses referred to in the immediately prior sentence) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the 2000 Series A Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all reasonable and necessary fees and expenses of Trustee and any paying agents accrued and to accrue through final payment of the 2000 Series A Bonds, and all other liabilities of Company accrued and to accrue hereunder or under the Indenture through final payment of the 2000 Series A Bonds have been paid, such amounts so collected shall be paid to Company.

Section 9.3.  No Remedy Exclusive.  No remedy herein conferred upon or reserved to Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be herein expressly required.  Such rights and remedies as are given Issuer hereunder shall also extend to Trustee, and Trustee and the holders of the 2000 Series A Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 9.4.  Agreement to Pay Attorneys’ Fees and Expenses.  In the event Company should default under any of the provisions of this Agreement and Issuer and/or Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of Company herein contained, Company agrees that it will on demand therefor pay to Issuer and/or Trustee the reasonable fees and expenses of such attorneys and such other reasonable expenses so incurred by Issuer and/or Trustee.

Section 9.5.  Waiver of Events of Default.  If, after the acceleration of the maturity of the outstanding 2000 Series A Bonds by Trustee pursuant to the Indenture, and before any judgment or decree for the appointment of a receiver or for the payment of the moneys due shall have been obtained or entered, Company shall cause to be deposited with Trustee a sum sufficient to pay all matured installments of interest upon all 2000 Series A Bonds and the principal of, and premium, if any, on any and all 2000 Series A Bonds which shall have become due otherwise than by reason of such declaration (with interest upon such principal and premium, if any, and overdue installments of interest, at the rate per annum which is one percent above the highest rate borne by any 2000 Series A Bond, until paid), and such amounts as shall be sufficient to cover all expenses of Trustee in connection with such default, and all defaults under the Indenture and this Agreement, other than nonpayment of principal of 2000 Series A Bonds which shall have become due by said declaration, shall have been remedied, and such event of default under the Indenture shall be deemed waived by Trustee in accordance with Section 9.11 of the Indenture with the consequence that under the Indenture such acceleration is rescinded, then Company’s default hereunder shall be deemed to have been waived by Issuer and no further action or consent by Trustee or Issuer shall be required.  In the event any agreement or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE X

PREPAYMENT OF LOAN

Section 10.1  Options to Prepay Loan.  Company shall have, and is hereby granted, options to prepay the Loan in whole and to cancel or terminate this Agreement on any Business Day at any time Company so elects, if certain events shall have occurred within the 180 days preceding the giving of written notice by Company to Trustee of such election, as follows:

(a)  If in the judgment of Company, unreasonable burdens or excessive liabilities shall have been imposed after the issuance of the 2000 Series A Bonds upon Company with respect to the Project or the operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project;

(b)  If the Project or a portion thereof or other property of Company in connection with which the Project is used shall have been damaged or destroyed to such an extent so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use and such condition shall continue for a period of six months;

(c)  There shall have occurred condemnation of all or substantially all of the Project or the taking by eminent domain of such use or control of the Project or other property of Company in connection with which the Project is used so as, in the judgment of the Company, to render the Project or other property of Company in connection with which the Project is used unsatisfactory to Company for its intended use;

(d)  In the event changes, which the Company cannot reasonably control, in the economic availability of materials, supplies, labor, equipment, or other properties or things necessary for the efficient operation of the Trimble County Generating Station of the Company shall have occurred which, in the judgment of the Company, render the continued operation of the Trimble County Generating Station or any generating unit at such station uneconomical; or changes in circumstances, after the issuance of the 2000 Series A Bonds including but not limited to changes in clean air and water or other air and water pollution control requirements, shall have occurred such that the Company shall determine that use of the Project is no longer required or desirable;

(e)  In the event this Agreement shall become void or unenforceable or impossible of performance by reason of any changes in the Constitution of the Commonwealth of Kentucky or the Constitution of the United States of America or by reason of legislative or administrative action, whether state or federal, or any final decree, judgment or order of any court or administrative body, whether state or federal; or

(f)  A final order or decree of any court or administrative body after the issuance of the 2000 Series A Bonds shall require the Company to cease a substantial part of its operations at the Trimble County Generating Station to such extent that the Company will be prevented from carrying on its normal operations at such location for a period of six months.

In the case of prepayment pursuant to this Section 10.l (or if any 2000 Series A Bonds be redeemed in whole or in part pursuant to Section 6.l hereof), the Loan prepayment price shall be a sum sufficient, together with other funds deposited with Trustee and available for such purpose, to redeem all 2000 Series A Bonds then outstanding (or, in the case any 2000 Series A Bonds are redeemed in part pursuant to Section 6.l hereof, such portion of the Bonds then outstanding) under the Indenture at a price equal to 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2000 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2000 Series A Bonds.  In order to exercise any option to prepay the Loan and to cancel or terminate this Agreement by reason of the occurrence of any of the events mentioned in (a) through (f) above, Company is required to give written notice to Trustee of its election to prepay the Loan within 180 days of the occurrence of any of the events mentioned in (a) through (f) above.

Section 10.2  Additional Option to Prepay Loan.  Company shall have, and is hereby granted, further options, to the extent that the 2000 Series A Bonds are, from time to time, subject to optional redemption, during any period of optional redemption, to prepay all, or any portion, of the relevant and applicable Loan payments due or to become due hereunder by depositing with Trustee moneys sufficient to pay, together with other funds deposited with Trustee and available for such purpose, the principal of and applicable premium, if any, and accrued interest, through the date of redemption (which must be a Business Day), on all or any portion of the 2000 Series A Bonds then outstanding under the Indenture and, upon depositing with Trustee moneys sufficient to pay the principal, applicable premium, if any, and accrued interest, through the date of redemption, on all 2000 Series A Bonds then outstanding under the Indenture, as well as all reasonable and necessary expenses of Trustee and any Paying Agents and all other liabilities of Company accrued and to accrue hereunder, to cancel or terminate the term of this Agreement.

Section 10.3  Obligations to Prepay Loan.  (a) Mandatory Redemption Upon Determination of Taxability.  Company shall be obligated to prepay the entire Loan or any part thereof, as provided below, prior to the required full payment of the 2000 Series A Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 180th day (or such earlier date as may be designated by Company), which, in every case, must be a Business Day, upon the occurrence of a Determination of Taxability.  The Issuer and Company shall take all actions required to mandatorily redeem the 2000 Series A Bonds at the cost of the Company upon the terms specified in this Agreement and in Article IV of the Indenture following the occurrence of a Determination of Taxability, including, but not limited to, prepaying appropriate amounts due on the 2000 Series A Bonds in order to effect such redemption.  The 2000 Series A Bonds shall be redeemed by the Issuer, in whole, or in such part as described below, at a redemption price equal to 100% of the principal amount thereof, without redemption premium, plus accrued interest, if any, to the redemption date, within 180 days following a Determination of Taxability.  For purposes of this section, a “Determination of Taxability” shall mean the receipt by the Trustee of written notice from a current or former registered owner of a 2000 Series A Bond or from the Company or the Issuer of (i) the issuance of a published or private ruling or a technical advice memorandum by the Internal Revenue Service in which the Company participated or has been given the opportunity to participate, and which ruling or memorandum the Company, in its discretion, does not contest or from which no further right of administrative or judicial review or appeal exists, or (ii) a final determination from which no further right of appeal exists of any court of competent jurisdiction in the United States in a proceeding in which the Company has participated or has been a party, or has been given the opportunity to participate or be a party, in each case, to the effect that as a result of a failure by the Company to perform or observe any covenant or agreement or the inaccuracy of any representation contained in this Agreement or any other agreement or certificate delivered in connection with the 2000 Series A Bonds, the interest on the 2000 Series A Bonds is included in the gross income of the owners thereof for federal income tax purposes, other than with respect to a person who is a “substantial user” or a “related person” of a substantial user within the meaning of the Section 147 of Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no such Determination of Taxability shall be considered to exist as a result of the Trustee receiving notice from a current or former registered owner of a 2000 Series A Bond or from the Issuer unless (i) the Issuer or the registered owner or former registered owner of the 2000 Series A Bond involved in such proceeding or action (A) gives the Company and the Trustee prompt notice of the commencement thereof, and (B) (if the Company agrees to pay all expenses in connection therewith) offers the Company the opportunity to control unconditionally the defense thereof, and (ii) either (A) the Company does not agree within 30 days of receipt of such offer to pay such expenses and liabilities and to control such defense, or (B) the Company shall exhaust or choose not to exhaust all available proceedings for the contest, review, appeal or rehearing of such decree, judgment or action which the Company determines to be appropriate.  No Determination of Taxability described above will result from the inclusion of interest on any 2000 Series A Bond in the computation of minimum or indirect taxes.  All of the 2000 Series A Bonds shall be redeemed upon a Determination of Taxability as described above unless, in the opinion of Bond Counsel, redemption of a portion of the 2000 Series A Bonds of one or more series or one or more maturities would have the result that interest payable on the remaining 2000 Series A Bonds outstanding after the redemption would not be so included in any such gross income.

In the event any of the Issuer, the Company or the Trustee has been put on notice or becomes aware of the existence or pendency of any inquiry, audit or other proceedings relating to the 2000 Series A Bonds being conducted by the Internal Revenue Service, the party so put on notice shall give immediate written notice to the other parties of such matters.

Promptly upon learning of the occurrence of a Determination of Taxability (whether or not the same is being contested), or any of the events described in this Section 10.3(a), the Company shall give notice thereof to the Trustee and the Issuer.

(b) Mandatory Redemption Upon Failed Cross-Over Date.  Company shall be obligated to prepay the entire Loan, as provided below, prior to the required full payment of the 2000 Series A Bonds (or prior to making provision for payment thereof in accordance with the Indenture) on the 15th day (or such earlier date as may be designated by Trustee), which, in either case, must be a Business Day, after the “Failed Cross-Over Date”.

(c)  In the case of the mandatory obligation of Company to prepay the Loan or any part thereof after the occurrence of a Determination of Taxability, pursuant to Section 10.3(a) hereof, Company shall be obligated to prepay such Loan or such part thereof not later than 180 days after any such final determination as specified in Section 10.3(a) hereof and to provide to Trustee for deposit in the Bond Fund an amount sufficient, together with other funds deposited with the Trustee and available for such purpose, to redeem such 2000 Series A Bonds at the price of 100% of the principal amount thereof in accordance with Section 5.1 hereof plus interest accrued and to accrue to the date of redemption of the 2000 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and any paying agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2000 Series A Bonds.  In the case of the mandatory obligation of Company to prepay the Loan in whole following a Failed Cross-Over Date pursuant to Section 10.3(b) hereof, Company shall be obligated to prepay the Loan not later than 15 days after the Failed Cross-Over Date by providing to Trustee for deposit in the Bond Fund an amount sufficient, together with other moneys in the Escrow Fund available for such purpose, to redeem the 2000 Series A Bonds at the price of 100% of the principal amount thereof plus interest accrued and to accrue to the date of redemption of the 2000 Series A Bonds and to pay all reasonable and necessary fees and expenses of Trustee and Paying Agents and all other liabilities of Company accrued and to accrue hereunder to the date of redemption of the 2000 Series A Bonds.

Section 10.4.  Notice of Prepayment; Redemption Procedures.  It is understood and agreed by the parties hereto that in order to exercise an option granted in, or to consummate a mandatory prepayment required by, this Article X (except in the case of the prepayment required by Section 10.3(b) hereof), Company shall give written notice to Issuer and Trustee which notice shall (i) contain the agreement of Company to deposit moneys in the Bond Fund on or before the redemption date in an amount sufficient to redeem a principal amount of the 2000 Series A Bonds equal to the amount of the prepayment, including, in the case of a prepayment under Section 10.2 hereof, any applicable redemption premium in respect of such 2000 Series A Bonds, and any other amounts required under this Agreement and (ii) specify the prepayment date (which must be a Business Day and which shall also be the redemption date), which date shall not be less than 30 days (45 days if the 2000 Series A Bonds are bearing interest at the Semi-annual, Annual or Long Term Rate or in all cases such shorter period as may be acceptable to the Trustee) nor more than 90 days from the date the notice is mailed by Company to Issuer and Trustee.  In the case of mandatory prepayment under Section 10.3(b) hereof, the Trustee shall, upon receiving the notice referred to in Section 4.7, automatically give not less than 10 days prior written notice of the redemption of the 2000 Series A Bonds immediately following the Failed Cross-Over Date, such redemption to take place on or prior to the 15th day after the Failed Cross-Over Date as herein provided.  Trustee shall give notice of redemption of the 2000 Series A Bonds, or such portion thereof, in accordance with the procedures for redemption of 2000 Series A Bonds contained in the Indenture, which redemption shall be made on the date specified by Company for prepayment pursuant to clause (ii) above, provided that such date shall be not less than 30 days from the date such notice is given except that in the case of redemption pursuant to Section 10.3(b) hereof, such redemption shall be made on a date selected by the Trustee which is not less than 10 days from the date such notice is given and not more than 15 days after the Failed Cross-Over Date.

Section 10.5.  Relative Position of this Article and Indenture.  The rights and options granted to Company in this Article, except the option granted to Company pursuant to Section 10.2 to prepay less than all of the Loan payments, shall be and remain prior and superior to the Indenture and may be exercised whether or not Company is otherwise in default hereunder; provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

Section 10.6.  Concurrent Discharge of First Mortgage Bonds.  Prior to the Release Date, in the event any of the 2000 Series A Bonds shall be paid and discharged pursuant to any provisions of this Agreement, so that same are not thereafter Outstanding, as the term “Outstanding” is defined in the Indenture, a like principal amount of First Mortgage Bonds shall be deemed fully paid and the obligations of Company thereunder terminated.  Thereupon, Trustee shall deliver to First Mortgage Trustee such like principal amount of First Mortgage Bonds for cancellation pursuant to Section 2.13 of the Indenture.

ARTICLE XI

MISCELLANEOUS

Section 11.1.  Term of Agreement.  This Agreement shall remain in full force and effect from the date hereof to and including August 1, 2030, or until such time as all of the 2000 Series A Bonds shall have been fully paid (or provision made for such payment pursuant to the Indenture), whichever shall be later; provided, however, that this Agreement may be cancelled and terminated prior to said date if Company shall prepay all of the Loan pursuant to Article X hereof; and provided further, however, that all obligations of Company under Article V and Section 8.2 hereof (a) to pay fees and expenses of Trustee, the Tender Agent, the Bond Registrar and any Paying Agent and (b) to pay any amount required by Section 5.5 hereof shall continue in effect even though 2000 Series A Bonds may no longer be outstanding and this Agreement may otherwise be terminated.  All representations and certifications by Company as to all matters affecting the tax-exempt status of interest on the 2000 Series  A Bonds shall be for the equal and ratable benefit, protection and security of the holders of any and all of the 2000 Series A Bonds and shall survive the termination of this Agreement and all obligations of Company contained herein relating to indemnification of Issuer, Trustee, Bond Registrar, Authenticating Agent, Tender Agent and any Paying Agent shall survive the termination of this Agreement.

Section 11.2.  Notices.  All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

If to Issuer, at the Trimble County Courthouse, P.O. Box 251, Bedford, Kentucky 40006, Attention:  County Judge/Executive;

If to Company, at its corporate headquarters, 220 West Main Street, Louisville, Kentucky  40202, Attention:  Treasurer, and

If to Trustee, at The Bank of New York, National Association, 101 Barclay Street, 8th Floor West, New York, New York 10286, Attention:  Corporate Trust Administration.

If to Paying Agent, Remarketing Agent, Auction Agent, Market Agent or Tender Agent, at such addresses for notices as are set forth in the Indenture.

A duplicate copy of each notice, certificate or other communication given hereunder by either Issuer or Company to the other shall also be given to Trustee.  Issuer, Company and Trustee may by notice given hereunder designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 11.3.  Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon Issuer, Company and their respective successors and assigns, subject, however, to the limitations contained in Sections 7.2, 8.l and 8.3 hereof.

Section 11.4.  Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.5.  Amounts Remaining in Bond Fund, Rebate Fund and Escrow Fund.  It is agreed by the parties hereto that any amounts remaining in the Bond Fund upon expiration or sooner termination of the term of this Agreement, as provided in this Agreement, after payment in full of the 2000 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of Trustee (including reasonable attorneys fees and expenses) and any Paying Agent in accordance with the Indenture and the payment in full of all other amounts required to be paid under this Agreement or the Indenture, shall belong to and be paid to Company by Trustee.  Any amounts remaining in the Rebate Fund at such time shall be held, applied and disbursed strictly and only in accordance with the provisions of Section 6.07 of the Indenture.  Any amounts remaining in the Escrow Fund following the occurrence of the Cross-Over Date and the payment and discharge of the 1990 Series A Bonds and the making of provision for payment of the 1990 Series A Bonds not presented for payment shall be transferred to and deposited into the Bond Fund upon direction by the Company, as provided in the Indenture.  In the event the 1990 Series A Bonds are not called for redemption under the 1990 Series A Indenture and are not paid and discharged in accordance with Article XV of the 1990 Series A Indenture on a date on or prior to the 90th day after the date of issuance of the 2000 Series A Bonds, then the Cross-Over Date shall be deemed not to have occurred and all moneys, securities and other assets in the Escrow Fund, after payment in full of the 2000 Series A Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the reasonable and necessary fees and expenses of Trustee (including reasonable attorneys fees and expenses), Issuer and any paying agents in accordance with the Indenture, shall belong to and be paid to Company by Trustee.

Section 11.6.  Amendments, Changes and Modifications.  Subsequent to the issuance of the 2000 Series A Bonds and prior to payment in full of all 2000 Series A Bonds (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), except as otherwise provided in this Agreement or in the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated, and no provision hereof waived, without the written consent of Trustee, given in accordance with the Indenture.

Section 11.7.  Execution in Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.8.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 11.9.  Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.10.  No Pecuniary Liability of Issuer.  No provision, covenant or agreement contained in this Agreement or breach thereof shall constitute or give rise to a pecuniary liability of Issuer or a charge upon its general credit or taxing powers.  In making such covenants, agreements or provisions, Issuer has not obligated itself, except with respect to the Project and the application of the revenues of this Agreement, as hereinabove provided.

Section 11.11.  Payments Due on Other Than Business Days.  If the date for making any payment or the last date for performance of any act or the exercise of any right, as provided in this Agreement, shall not be on a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the date provided in this Agreement, and if done on such succeeding Business Day no interest with respect to such payment shall accrue for the period after such nominal date.

IN WITNESS WHEREOF, Issuer and Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first written.

COUNTY OF TRIMBLE, KENTUCKY

(SEAL)
By:____________________________________
RAY CLEM County Judge/Executive

ATTEST:

__________________________________
SUSAN BARNES
Fiscal Court Clerk

LOUISVILLE GAS AND ELECTRIC COMPANY

(SEAL)
By:____________________________________
C. A. MARKLE, III Treasurer

ATTEST:

__________________________________
JOHN R. McCALL
Secretary

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF TRIMBLE	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the _____ day of August, 2000, the foregoing instrument was produced to me in said County by Ray Clem and Susan Barnes, personally known to me and personally known by me to be the County Judge/Executive and Fiscal Court Clerk, respectively, of the COUNTY OF TRIMBLE, KENTUCKY, and acknowledged before me by them and each of them to be their free act and deed as County Judge/Executive and Fiscal Court Clerk of such County, and the act and deed of said County as authorized by an Ordinance of the Fiscal Court of such County.

Witness my hand and seal this _______ day of August, 2000.  My commission expires _________________.

_____________________________________
(SEAL)	Notary Public State at Large, Kentucky

COMMONWEALTH OF KENTUCKY	)
	)	SS
COUNTY OF JEFFERSON	)

I, the undersigned Notary Public in and for the State and County aforesaid, do hereby certify that on the ________ day of August, 2000, the foregoing instrument was produced to me in said County by C. A. Markel, III and John R. McCall,  personally known to me and personally known by me to be the Treasurer and the Secretary, respectively, of LOUISVILLE GAS AND ELECTRIC COMPANY, a corporation incorporated under the laws of the Commonwealth of Kentucky, who being by me duly sworn, did say that the seal affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said respective persons acknowledged before me said instrument to be the free act and deed of said corporation and to be their free act and deed as such officers of such corporation.

Witness my hand and seal this ______ day of August, 2000.  My commission expires June 18, 2001.

_____________________________________
(SEAL)	Notary Public State at Large, Kentucky

This Instrument Prepared by the
Undersigned, Attorney at Law of
HARPER, FERGUSON & DAVIS
1730 Meidinger Tower
Louisville, Kentucky 40202

_____________________________________
SPENCER E. HARPER, JR